Exhibit 10.2

Confidential

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT is entered into as of the 10th day of June, 2021 (the “Amendment”) by and among INMUNE BIO, INC., a Nevada corporation (“INmune”), having a principal place of business at 1224 Prospect Street, Suite 150, La Jolla, California 92037, and XENCOR, INC., a Delaware corporation (“Xencor”), having a principal place of business at 111 West Lemon Avenue, Monrovia, California 91016, U.S.A.

RECITALS

WHEREAS, INmune and Xencor have entered into a Licensing Agreement effective as of October 3, 2017, a copy of which is attached hereto as Exhibit A (the “License Agreement”); and

WHEREAS, INmune and Xencor desire to amend Sections 3.2 and 4.2 of the License Agreement concerning Development and Commercialization, Diligence; Royalties; and Sublicensing Revenue, respectively.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Each initially capitalized term used herein without definition shall have the meaning ascribed to such term in the License Agreement.

2. Amendments.

2.1 It is hereby agreed that Section 3.2 of the License Agreement, shall be amended, effective as of the date hereof, to read in its entirety as follows:

“3.2 Due Diligence.

(a) INmune shall, and shall require its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to achieve the following due diligence milestones and to develop and obtain Regulatory Approval of Licensed Products in the Field and, after such Regulatory Approval is obtained, commercialize one or more Licensed Products in the Field.

Due diligence milestone	Due date
Initiation of a pivotal trial of a Licensed Product in the Field	Seventh (7th) anniversary of the Effective Date
Submission of application for a marketing authorization to a regulatory body for a Licensed Product in the Field	Ninth (9th) anniversary of the Effective Date

(b) Extension of diligence milestone. INmune may extend the diligence due date for any diligence milestone for up to two successive one (1) year periods of time to comply with the diligence requirements of Section 3.2(a), as long as it (i) is otherwise in material compliance with the terms of this Agreement, (ii) provides a written request for the diligence extension to Xencor prior to the diligence due date, and (ii) pays to Xencor a One Hundred Thousand dollar (US$100,000) fee prior to the expiration of the diligence due date for each year.

(c) If INmune has not met the due diligence milestones listed in Section 3.2(a), Xencor may furnish INmune written notice of the determination thereof. Within 30 days after receipt of such notice, INmune shall either (i) fulfill the relevant obligation, or (ii) provide to Xencor a mutually acceptable schedule of revised due diligence obligations and plans to meet the same. In the case of subclause (ii) in the preceding sentence, INmune and Xencor shall meet and discuss such revised obligations and plans, and Xencor shall consider such revisions in good faith. If Xencor does not find the revised obligations and plans acceptable in its sole discretion, Xencor may, immediately upon written notice to INmune, terminate this Agreement either in its entirety or, in Xencor’s sole discretion, with respect to one or more Licensed Products.”

2.2 It is hereby agreed that Section 4.2 of the License Agreement shall be amended, effective as of the date hereof, to read in its entirety as follows:

“4.2 Royalties. Subject to the terms and conditions of this Agreement, in consideration of the rights and licenses granted by Xencor herein, INmune shall pay Xencor a royalty of 5% on Net Sales of all Licensed Products in the given calendar year. The royalties due pursuant to this Section 4.2 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the date which is the later of: (a) the expiration of the last to expire Valid Claim covering such Licensed Product in such country, or (b) 10 years following the First Commercial Sale of a first of any Licensed Product in such country.”

3. Full Force and Effect. Except as specifically modified or amended by the terms of this Amendment, the License Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

4. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Alternatively, this Amendment may be executed by electronic signatures.

5. Miscellaneous. This Amendment shall be binding upon all the parties to the License Agreement and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INMUNE BIO, INC.

By:	/s/ Raymond J. Tesi
Name:	Raymond J. Tesi
Title:	Chief Executive Officer

XENCOR, INC.

By:	/s/ Bassil I. Dahiyat
Name:	Bassil I. Dahiyat
Title:	President and Chief Executive Officer